Exhibit 99.1

Selective Reports Third Quarter 2016 Net Income per Diluted Share of $0.66 and Operating Income1 per Diluted Share of $0.62

Increases Quarterly Shareholder Dividend 7%

In the third quarter of 2016:

•	Net premiums written grew 6%
•	GAAP combined ratio was 94.1%
•	Statutory combined ratio was 92.9%
•	After-tax net investment income was $25 million
•	Total return on equity was 9.8% and operating return on equity[1] was 9.2%

Branchville, NJ – October 26, 2016 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the third quarter ended September 30, 2016. Net income per diluted share was $0.66, compared to $0.81 a year ago, and operating income1 per diluted share declined 23% to $0.62, compared to $0.81 a year ago.

“In the third quarter, we reported a 92.9% statutory combined ratio, or 91.0% excluding catastrophe losses,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “Growth in the quarter remains solid with a 6% increase in overall net premiums written driven by steady retention, new business, and a 2.8% renewal pure price increase in our standard lines. As the market turns more competitive, we will remain focused on generating profitable growth. Our industry-leading relationships with our ivy league agent partners, and sophisticated technology and underwriting capabilities position us to continue to generate strong results. We remain committed to investing in our best in class employee base that supports our strategic focus on a superior customer experience.”

Murphy continued, “Balancing our growth and profitability objectives is a key strategic priority for Selective. Our core standard commercial and personal lines results remain extremely strong. The targeted underwriting initiatives we have been implementing in our excess and surplus lines should position this segment for improved results in the coming years. We reported our best statutory underwriting margins in 2015, and for the first nine months our results have been 110 basis points better than the same period a year ago. Reflecting our strong results, we have increased the dividend on our common stock by 7%. As we look to 2017 and beyond, I am confident that we have the right people and tools in place to allow us to continue to generate superior results.”

Consolidated Financial Results $ in millions, except per share data	Quarter Ended September 30,		Change	Year-to-date September 30,		Change
	2016	2015		2016	2015
Net premiums written	$578.8	$545.0	6%	$1,722.3	$1,595.2	8%
Net premiums earned	$542.4	$507.4	7%	$1,596.8	$1,473.8	8%
Net investment income earned	$33.4	$32.1	4%	$95.3	$91.2	5%
Net realized gains, pre-tax	$3.7	$0.3	1097%	$2.7	$15.8	(83)%
Total revenues	$581.7	$540.5	8%	$1,701.9	$1,586.3	7%
Operating income[1]	$36.1	$46.8	(23)%	$117.3	$110.2	6%
Net realized gains, net of tax	$2.4	$0.2	1099%	$1.8	$10.3	(83)%
Net income	$38.5	$47.0	(18)%	$119.1	$120.5	(1)%
Statutory combined ratio	92.9%	90.5%	2.4 pts	91.2%	92.3%	(1.1) pts
Catastrophe losses	1.9 pts	1.3 pts	0.6 pts	2.1 pts	3.8 pts	(1.7) pts
Non-catastrophe property losses	14.5 pts	12.9 pts	1.6 pts	13.1 pts	14.0 pts	(0.9) pts
(Favorable) prior year statutory reserve development on casualty lines	(3.5) pts	(3.0) pts	(0.5) pts	(2.9) pts	(3.7) pts	0.8 pts
GAAP combined ratio	94.1%	91.2%	2.9 pts	92.7%	93.2%	(0.5) pts
Operating income per diluted share[1]	$0.62	$0.81	(23)%	$2.00	$1.90	5%
Net income per diluted share	$0.66	$0.81	(19)%	$2.03	$2.08	(2)%
Weighted average diluted shares	58.7M	58.0M	1%	58.6M	57.8M	1%
Book value per share				$27.22	$23.77	15%

1Operating income differs from net income by the exclusion of realized gains and losses on investments. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the Consolidated Financial Results table. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Note: All amounts included in this release exclude intercompany transactions.

Operating Highlights

Standard Commercial Lines

Standard Commercial Lines premiums were up 9% in the third quarter, reflecting renewal pure price increases of 2.5%, steady retention of 84%, and a 6% increase in new business, to $89 million. The quarter’s statutory combined ratio deteriorated by 3.6 points, to 92.0%, due to catastrophe and non-catastrophe property losses that were higher compared to the prior year period by 1.3 points and 2.5 points, respectively.

Standard Commercial Lines $ in millions, statutory results	Quarter Ended September 30,		Change	Year-to-date September 30,		Change
	2016	2015		2016	2015
Net premiums written	$449.5	$414.0	9%	$1,353.6	$1,240.1	9%
Net premiums earned	$421.6	$389.5	8%	$1,235.8	$1,132.3	9%
Statutory loss & loss expense ratio	56.5%	52.2%	4.3 pts	55.2%	54.7%	0.5 pts
Statutory underwriting expense ratio	35.4%	35.7%	(0.3) pts	34.6%	34.2%	0.4 pts
Statutory dividends to policyholders ratio	0.1%	0.5%	(0.4) pts	0.3%	0.5%	(0.2) pts
Statutory combined ratio	92.0%	88.4%	3.6 pts	90.1%	89.4%	0.7 pts
GAAP combined ratio	92.9%	88.7%	4.2 pts	91.8%	90.3%	1.5 pts

Standard Personal Lines

Standard Personal Lines premiums were down slightly compared to the third quarter of 2015, retention remained consistent at 83%, and renewal pure price was 4.7%.

The statutory combined ratio in the third quarter for Standard Personal Lines was 92.0%, a 3.0 point improvement from the same period last year. The profitable combined ratio in the current quarter benefited from catastrophe losses that were 4.4 points lower than the prior year period.

Standard Personal Lines $ in millions, statutory results	Quarter Ended September 30,		Change	Year-to-date September 30,		Change
	2016	2015		2016	2015
Net premiums written	$76.2	$76.9	(1)%	$213.8	$217.9	(2)%
Net premiums earned	$68.7	$72.1	(5)%	$209.7	$216.6	(3)%
Statutory loss & loss expense ratio	60.7%	68.7%	(8.0) pts	58.9%	72.4%	(13.5) pts
Statutory underwriting expense ratio	31.3%	26.3%	5.0 pts	31.8%	29.3%	2.5 pts
Statutory combined ratio	92.0%	95.0%	(3.0) pts	90.7%	101.7%	(11.0) pts
GAAP combined ratio	93.8%	96.1%	(2.3) pts	90.9%	102.0%	(11.1) pts

Excess and Surplus Lines

Excess and Surplus Lines net premiums written decreased by 2% in the quarter, with a 5.8% overall pure price increase for the segment. The statutory combined ratio in the third quarter was 101.4%, which was 0.3 points higher than last year. The combined ratio in the quarter included catastrophe and non-catastrophe property losses that were 4.1 points higher, in the aggregate, and a 3.7 point increase in current year loss costs. Offsetting these items was unfavorable prior year casualty reserve development of 8.6 points in the third quarter of 2015, compared to no prior year casualty reserve development in third quarter 2016. Continual efforts to improve margins include shifting our mix of business, claims improvements, and more aggressive price increases on challenged segments.

Excess and Surplus Lines $ in millions, statutory results	Quarter Ended September 30,		Change	Year-to-date September 30,		Change
	2016	2015		2016	2015
Net premiums written	$53.0	$54.1	(2)%	$154.9	$137.2	13%
Net premiums earned	$52.2	$45.8	14%	$151.3	$124.9	21%
Statutory loss & loss expense ratio	70.0%	69.9%	0.1 pts	69.5%	68.3%	1.2 pts
Statutory underwriting expense ratio	31.4%	31.2%	0.2 pts	31.4%	33.5%	(2.1) pts
Statutory combined ratio	101.4%	101.1%	0.3 pts	100.9%	101.8%	(0.9) pts
GAAP combined ratio	104.5%	104.4%	0.1 pts	102.3%	104.0%	(1.7) pts

Investment Income

After-tax investment income in the third quarter was $25 million, up 1% compared to a year ago. Pre-tax income increased 6% on our fixed income securities, which represent 92% of our portfolio, as a higher asset base and modestly increased allocation to high yield securities more than offset lower rates.

Investments $ in millions, except per share data	Quarter Ended September 30,		Change	Year-to-date September 30,		Change
	2016	2015		2016	2015
Invested assets per dollar of stockholders’ equity				$3.41	$3.69	(8)%
Net investment income earned, after-tax	$24.9	$24.6	1%	$72.0	$70.5	2%
Net investment income per share	$0.42	$0.42	-	$1.23	$1.22	1%
Effective tax rate	25.4%	23.4%	2.0 pts	24.5%	22.7%	1.8 pts
Average yields:
Fixed Income Securities:
Pre-tax				2.7%	2.7%	-
After-tax				2.0%	2.1%	(0.1) pts
Portfolio:
Pre-tax				2.4%	2.5%	(0.1) pts
After-tax				1.8%	1.9%	(0.1) pts

Balance Sheet

Balance Sheet $ in millions, except per share data	September 30,	December 31,	Change
	2016	2015
Total assets	$7,363.2	$6,904.4	7%
Total Investments	$5,368.4	$5,089.3	5%
Debt	$423.6	$388.2	9%
Statutory surplus	$1,551.2	$1,426.3	9%
Stockholders’ equity	$1,574.9	$1,398.0	13%
Book value per share	$27.22	$24.37	12%

The increase in book value per share reflects year-to-date net income of $2.03 and a $1.19 increase in unrealized investment gains, partially offset by $0.45 in stockholders’ dividends.

Selective’s Board of Directors declared a 7% increase to the quarterly cash dividend on common stock to $0.16 per share, that is payable December 1, 2016, to stockholders of record as of November 15, 2016.

Guidance

In the first nine months of 2016, our statutory combined ratio was 91.2%, which included 2.1 points of catastrophe losses and 2.9 points of favorable prior year casualty reserve development. Based on these results, we provide the following expectations for full-year 2016:

•	A statutory combined ratio excluding catastrophes of approximately 89.5%. This assumes no fourth quarter prior year casualty reserve development;
•	Catastrophe losses of 3.0 points, down from our previous guidance of 3.5 points;
•	After-tax investment income of approximately $95 million; and
•	Weighted average shares of approximately 58.5 million.

Included in the catastrophe loss guidance is our estimate for Hurricane Matthew, which impacted the Southern United States in October 2016, of a range of $10 - $14 million.

On October 25, 2016, S&P Global Ratings (“S&P”) upgraded our financial strength rating to “A” from “A-“ with a stable outlook. This rating reflects S&P’s view of our strong business risk profile and strong financial risk profile, built on our strong competitive position and very strong capital and earnings. In addition, our stable outlook reflects S&P’s expectation that we will sustain our strong competitive position and operating performance.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on Thursday, October 27, 2016 at www.Selective.com. The webcast will be available for rebroadcast until the close of business on November 28, 2016.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and, therefore, statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•	the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;
•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors page of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact:	Media Contact:
Rohan Pai	Jamie M. Beal
973-948-1364	973-948-1234
Rohan.Pai@Selective.com	Jamie.Beal@Selective.com

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

www.Selective.com